Exhibit 4.1

                               FIRST AMENDMENT TO
                      AMENDED AND RESTATED TRUST AGREEMENT

      FIRST AMENDMENT to Amended and Restated Trust Agreement (the "Amendment"), dated as of March 24, 2004, among (i) BancFirst Corporation, an Oklahoma corporation (including any successors or assigns, the "Depositor"); (ii) The Bank of New York, a New York banking corporation, as property trustee, (in such capacity, the "Property Trustee"); (iii) David E. Rainbolt, an individual; Joe
T. Shockley, Jr., an individual; and Randy P. Foraker, an individual; each of whose address is c/o BancFirst Corporation, 101 North Broadway, Suite 800, Oklahoma City, Oklahoma 73102 (each an "Administrative Trustee" and collectively the "Administrative Trustees").

WITNESSETH

      WHEREAS, the Depositor, the Property Trustee, The Bank of New York (Delaware), as Delaware trustee, and each of the Administrative Trustees have heretofore entered into that certain Amended and Restated Trust Agreement dated February 26, 2004 (the "Amended and Restated Trust Agreement"); and

      WHEREAS, the second recital to the Amended and Restated Trust Agreement stated that the purpose of such agreement was to provide for, among other things, the issuance and sale of the "Preferred Securities" by BFC Capital Trust II (the "Trust") pursuant to that certain Underwriting Agreement dated as of February 23, 2004, among the Trust, the Depositor, and Advest, Inc., and Howe Barnes Investments, Inc., as the Underwriters; and

      WHEREAS, pursuant to Section 1 of the Underwriting Agreement, the Preferred Securities included both "Firm Securities," defined as Preferred Securities having an aggregate liquidation amount of $25,000,000, and "Option Securities," having an aggregate liquidation amount of up to an additional $1,000,000; and

      WHEREAS, the Amended and Restated Trust Agreement provided only for the issuance and sale of Preferred Securities that constituted "Firm Securities" under the Underwriting Agreement (defined in the Underwriting Agreement as Preferred Securities having an aggregate liquidation amount of $25,000,000), notwithstanding the stated intention of the parties to provide for the issuance and sale of Preferred Securities "pursuant to the Underwriting Agreement," conformity with which would have required that the Amended and Restated Trust Agreement provide for the additional possible issuance and sale of Preferred Securities constituting "Option Securities," as defined in the Underwriting Agreement; and

      WHEREAS, pursuant to Section 10.2(a) of the Amended and Restated Trust Agreement, the Amended and Restated Trust Agreement may be amended from time to time by the Property Trustee, the Administrative Trustees and the Depositor, without the consent of any Securityholders (as defined therein), to cure any ambiguity, correct or supplement any provision therein which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Amended and Restated Trust Agreement, so long as any such amendment is not inconsistent with the other provisions of the Amended and Restated Trust Agreement; and

      WHEREAS, the parties hereto desire to amend the Amended and Restated Trust Agreement to provide for the additional possible issuance and sale of Preferred Securities constituting "Option Securities" in conformity with the terms of the Underwriting Agreement, as contained herein;
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                                                                     Exhibit 4.1

      NOW THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, each party, for the benefit of the other parties and for the benefit of the Holders, hereby agrees as follows:

      1. Definitions. Capitalized terms used herein and not defined herein shall have the respective meanings given to such terms in the Amended and Restated Trust Agreement.

      2.    Amendments to the Amended and Restated Trust Agreement.

            (a) Section 1.1 is hereby amended to include the following definitions:

                  "Option Closing Date" shall have the meaning provided in the Underwriting Agreement.

                  "Option Securities" means an aggregate Liquidation Amount of up to $1,000,000 of the Trust's 7.20% Cumulative Trust Preferred Securities, issuable to the Underwriters, at their option, exercisable within 30 days after the date of the Underwriting Agreement, solely to cover over-allotments, if any.

            (b) Section 2.4(a) is hereby amended to read in its entirety as follows:

                  (a) The Depositor and an Administrative Trustee, on behalf of the Trust and pursuant to the Trust Agreement, have executed and delivered the Underwriting Agreement. Contemporaneously with the execution and delivery of this Trust Agreement, an Administrative Trustee, on behalf of the Trust, shall execute in accordance with Section 5.2 and deliver to the Underwriters named in the Underwriting Agreement, Preferred Securities Certificates, registered in the name of the nominee of the initial Clearing Agency, as instructed by Advest, Inc., as an Underwriter, in an aggregate amount of 1,000,000 Preferred Securities having an aggregate Liquidation Amount of $25,000,000, against receipt of such aggregate purchase price of such Preferred Securities of $25,000,000 which amount the Administrative Trustee shall promptly deliver to the Property Trustee. At the option of the Underwriters, within 30 days of the date of the Underwriting Agreement, and solely for the purpose of covering an over-allotment, if any, an Administrative Trustee, on behalf of the Trust, shall execute in accordance with Section 5.2 and deliver to the Underwriters named in the Underwriting Agreement, Preferred Securities Certificates, registered in the name of the nominee of the initial Clearing Agency, as instructed by Advest, Inc., as an Underwriter, in an aggregate amount of up to 40,000 Option Securities having an aggregate Liquidation Amount of up to $1,000,000, against receipt of such aggregate purchase price of such Option Securities of up to $1,000,000 which amount the Administrative Trustee shall promptly deliver to the Property Trustee.

            (c) Section 2.5 is hereby amended to read in its entirety as follows:

                  Contemporaneously with the execution and delivery of this Trust Agreement, an Administrative Trustee, on behalf of the Trust, shall execute in accordance with Section 5.2 and deliver to the Depositor Common Securities Certificates, registered in the name of the Depositor, in an aggregate amount of 30,928 Common Securities having an

                                                                     Exhibit 4.1

                  aggregate Liquidation Amount of $773,200, against payment by the Depositor of such amount, which amount such Administrative Trustee shall promptly deliver to the Property Trustee. In the event of any exercise of an over-allotment option requiring issuance of additional Preferred Securities Certificates, as described in Section 2.4 above, a proportionate number of additional Common Securities Certificates, with corresponding aggregate Liquidation Amount, shall be delivered to the Depositor. An Administrative Trustee, on behalf of the Trust, shall subscribe to and purchase from the Depositor Debentures, registered in the name of the Property Trustee on behalf of the Trust, and having an aggregate principal amount equal to $25,773,200 (plus, in the event of any exercise of the over-allotment option (i) a corresponding additional number of Debentures not exceeding an aggregate principal amount of $1,000,000 and (ii) a corresponding number of Debentures not exceeding an aggregate principal amount equal to the aggregate Liquidation Amount of Common Securities issued pursuant to such exercise of an over-allotment option) and, in satisfaction of the purchase price for such Debentures, the Property Trustee, on behalf of the Trust, shall deliver to the Depositor the sum of $25,773,200, such amount being the sum of the amounts delivered to the Property Trustee pursuant to (a) the second sentence of Section 2.4 and (b) the first sentence of this Section 2.5, plus any corresponding over-allotment option amount (being the sum of the amounts delivered to the Property Trustee pursuant to (i) the third sentence of Section 2.4, and (ii) the second sentences of this Section 2.5).

            (d) Section 5.3 is hereby amended to read in its entirety as follows:

                  On the Closing Date (and, with respect to the Option Securities, on the Option Closing Date), the Administrative Trustees shall cause Trust Securities Certificates, in an aggregate Liquidation Amount as provided in Section 2.4 and
                  Section 2.5, to be executed on behalf of the Trust and delivered to or upon the written order of the Depositor, signed by its chief executive officer, its president, any executive vice president or any vice president, treasurer or assistant treasurer or controller without further corporate action by the Depositor, in authorized denominations.

      3. Counterparts. This Amendment may be executed in several counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute but one and the same Amendment.

      4. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

      5. Amended and Restated Trust Agreement Remains in Effect. Except as provided herein, all provisions, terms and conditions of the Amended and Restated Trust Agreement shall remain in full force and effect. As amended hereby, the Amended and Restated Trust Agreement is ratified and confirmed in all respects.

                     [Signatures Provided on Following Page]

                                                                     Exhibit 4.1

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

BancFirst Corporation

By:  /s/ Joe T. Shockley, Jr.                /s/ David E. Rainbolt
    -----------------------------------      -----------------------------------
    Name:  Joe T. Shockley, Jr.              Name: David E. Rainbolt,
    Title: Executive Vice President and            as Administrative Trustee
           Chief Financial Officer

The Bank of New York,                         /s/ Joe T. Shockley, Jr.
as Property Trustee                          -----------------------------------
                                             Name: Joe T. Shockley, Jr.
                                                   as Administrative Trustee

By: /s/ Van K. Brown                         /s/ Randy P. Foraker
    -----------------------------------      -----------------------------------
    Name:  Van K. Brown                      Name: Randy P. Foraker,
    Title: Vice President                          as Administrative Trustee